Exhibit 10.28

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of _________, 20__ and effective as of  January 1, 2018 (the “Effective Date”) is made by and between CoreCivic, Inc. a Maryland corporation (the “REIT”), CoreCivic  of Tennessee, LLC, a Tennessee limited liability company (“Employer” and, together with the REIT, the “Company”), and ___________________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, effective as of the Effective Date, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.

Employment. Effective as of the Effective Date, the Executive shall serve as [TITLE] of the Company.  The Executive shall perform such duties as are customarily associated with the office of [TITLE] and shall report to the [TITLE] of the Company. The Executive’s principal base of operations for the performance of the Executive’s duties and responsibilities under this Agreement shall be the offices of the Company located in Nashville, Tennessee. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as [TITLE].  In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional service beyond that specified in this Agreement.

2.

Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the Effective Date and shall terminate on December 31, 2020 (the “Initial Term”). Unless the Company notifies the Executive that the Executive’s employment under this Agreement will not be extended or the Executive notifies the Company that the Executive is not willing to extend the Executive’s employment, the term of the Executive’s employment under this Agreement shall automatically be extended for a single additional one (1) year period on the same terms and conditions as set forth herein (the “Renewal Term”). The Initial Term and the Renewal Term (if any) are sometimes referred to collectively herein as the “Term.”

3.

Notice of Non-Renewal. The Company or the Executive may elect not to extend the Executive’s employment under this Agreement by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term or the Renewal Term. For the purposes of this Agreement, the election by the Company not to extend the Executive’s employment hereunder for the Renewal Term shall be deemed a termination of the Executive’s employment without “Cause,” as hereinafter defined.

4.	Compensation.

4.1 Base Salary. During the Term, the Company shall pay the Executive an annual salary (“Base Salary”) of [DOLLARS] ($_________) per annum, which shall be payable to the Executive hereunder in accordance with the Company’s normal payroll practices, but in no event less often than bi-weekly. The Executive’s compensation will be reviewed annually by the Board of Directors of the REIT (the “Board”), or the Compensation Committee of the Board, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board, or the

Compensation Committee of the Board, in its sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.

4.2 Discretionary Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash discretionary performance bonus (an “Annual Bonus”) under the Company’s discretionary bonus plan or program applicable to senior executive officers.  The actual amount of the Annual Bonus shall be determined on the basis of the attainment of financial performance metrics and/or individual performance objectives, in each case as established and approved by the Board or the Compensation Committee of the Board in its sole discretion. This Annual Bonus, if any, shall be pro-rated for any partial year of employment and paid to the Executive between January 1 and March 15 of the year following the year in which the services which gave rise to the Annual Bonus were performed; provided, however, that if the Company is unable to determine the amount of such Annual Bonus prior to such date, then such Annual Bonus shall be paid no later than December 31 of such year. The Board or the Compensation Committee of the Board, may, in its sole discretion, review, revise and amend the terms of the cash compensation incentive or similar plan(s) referenced above, if any, at any time in any manner it may deem appropriate; provided, however, that any amendment to the plan(s) shall not, without the Executive’s consent, affect the Executive’s right to participate in such amended plan or plans or change the time or form of payment provided thereunder, except to the extent necessary to comply with applicable law.

4.3Benefits. During the Term, the Executive shall be eligible to participate in all other compensation or employee benefit plans or programs maintained from time to time by the Company for the benefit of its salaried employees or senior executives. The Executive will be eligible to participate to the extent permissible under the terms and provisions of such plans or programs in accordance with their respective provisions. These plans and programs may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including unit purchase programs and unit option plans. Nothing in this Agreement shall require the Company to establish, maintain or continue any employee benefit plans or programs and nothing shall preclude the Company from amending or terminating such programs.. In addition, during the Term, the Company shall pay, or reimburse Executive for, all membership fees and related costs in connection with Executive’s membership in professional and civic organizations which are approved in advance by the Company.

4.4Expenses Incurred in Performance of Duties. The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement upon evidence of receipt and in accordance with Company policies.

4.5Vacation.  The Executive will not accrue paid vacation, but will enjoy time off from work consistent with company practice applicable to other senior executive officers.

4.6Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

5.	Termination of Agreement.

5.1 General. During the Term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause (as hereinafter defined) or in connection with a Change in Control (as hereinafter defined), effective as of the date of provision of written notice to the Executive thereof. The Executive shall be entitled to resign the Executive’s employment with the Company at any time during the Term of this Agreement with Good Reason (as defined below) or without Good Reason.

5.2 Definition of Cause.  For purposes of this Agreement, “Cause” shall mean: (i) the death of the Executive; (ii) the permanent disability of the Executive, which shall be defined as the inability of the Executive, as a result of physical or mental illness or incapacity, to substantially perform the Executive’s duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) the Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company or its subsidiaries or affiliates, as determined by the Company and the Board; (v) material breach by the Executive of this Agreement or of the Executive’s fiduciary duty to the Company or its stockholders; (vi) material violation of the Company's Code of Conduct; or (vii) the Executive’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and the Board. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by the Executive, Cause shall not be deemed to exist (and thus the Company may not terminate the Executive for Cause hereunder) unless the Executive fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach.

5.3Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in the duties, powers or authority of the Executive as an officer or employee of the Company or (ii) the relocation of the Company’s headquarters to a location more than thirty (30) miles outside of the Nashville, Tennessee metropolitan area, in either case, without the Executive’s consent.  A termination shall be due to Good Reason only if (A) the Executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following it’s receipt of Executive’s notice of the condition constituting Good Reason (the “Cure Period”) and (C) if the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

5.4Effect of Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated without Cause or for Good Reason (and is not a Change in Control Termination, as defined below), in either case, subject to Section 5.7 and the Executive’s continued compliance with Section 6. hereof, the Company shall pay to the Executive an amount in cash equal to the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments (the “Severance Amount”), which shall be paid by the Company to Executive in regular installments in accordance with the Company’s normal payroll policies then in effect, for a period of one (1) year following the Executive’s termination of employment (the “Severance Period”), which payments will commence with the first payroll period occurring after the expiration of the Severance Delay Period (the “Initial Payment”) and shall continue for the remainder of the Severance Period. The Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period. For purposes of this Agreement, the “Severance Delay Period” shall mean the period beginning on the date of the Executive’s termination of employment and ending on the thirtieth (30th) day thereafter.

5.5 Effect of a Change in Control Termination. If the Executive’s employment with the Company is terminated due to a Change in Control Termination, subject to Section 5.7 and the Executive’s continued compliance with Section 6.1 and Section 6.2 hereof, the Company shall (i) pay to the Executive a lump-sum cash payment equal to 2.99 times the Executive’s Base Salary, based upon the annual rate payable as of the date of termination, without any cost of living adjustments, which payment shall be made within ten (10) days following the expiration of the Severance Delay Period and (ii) continue to provide hospitalization, health, dental care, and life and other insurance benefits to the Executive for a period beginning on the date of the Executive’s termination and ending on the one (1) year anniversary of such termination or, if earlier, the date on which the Executive becomes eligible to receive comparable benefits from any other employer or the date on which such coverage terminates under Section 4980B of the Code (as defined below) (in any case, the “Change in Control Severance Period”) on the same terms and conditions existing immediately prior to termination, with the costs of such benefits (including the Company’s portion of any premiums) paid by the Company on the Executive’s behalf included in the Executive’s gross income to the extent required by applicable law; provided, that the Executive shall continue to pay the same amount towards the cost of such benefits as paid immediately prior to the date of termination and shall comply with all applicable election and eligibility requirements; provided further, that if any plan pursuant to which such benefits are provided is not, or ceases to be, exempt from the application of Section 409A of the Code or the Company cannot provide the benefits without violating applicable law, then the Company shall instead pay to the Executive a lump-sum amount equal to the remaining costs of such benefits that would be paid by the Company through the Change in Control Severance Period (or remaining portion thereof). For purposes of this Agreement, (x) a “Change in Control Termination” shall mean: (i) the Executive’s employment with the Company is terminated without Cause within one-hundred eighty (180) days following a Change in Control, or (ii) the Executive resigns the Executive’s employment with the Company for Good Reason within one-hundred eighty (180) days following a Change in Control; and (y) a “Change in Control” shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

5.6 Other Terminations. If the Executive’s employment terminates for any reason not described in Sections 5.4 or 5.5 above (including, without limitation, due to the Executive resigning the Executive’s employment with the Company without Good Reason, due to a termination of the Executive’s employment by the Company for Cause): (i) the Company shall pay the Executive the Executive’s Base Salary earned through the date of termination of the Executive’s employment with the Company as the result of the Executive’s resignation, which payment shall be made upon the regular payroll period occurring immediately following the Executive’s termination of employment; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

5.7 Conditions. Any payments or benefits made or provided pursuant to Sections 5.4 and 5.5 of this Agreement shall be available if and only if (i) the Executive has executed and delivered to the Company a general release substantially in a form and substance as set forth in Exhibit A attached hereto, the general release has become effective, the Executive has not revoked the general release and all applicable revocation periods with respect to the General Release have expired, in all instances, prior to the expiration of the Severance Delay Period and (ii) the Executive has not breached the provisions of the general release or breached the provisions of Sections 6hereof. In no event shall cash severance payments received pursuant to Section 5.4 or 5.5 hereof be reduced as a result of the receipt by the Executive of compensation or benefits from a subsequent employer during the period during which severance payments are being made under Section 5.4 or 5.5 above, as applicable.

5.8	Section 409A and Other Tax Provisions.

(i) It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”) and (2)  the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations

1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines in accordance with its “specified employee” procedures (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the Executive’s death (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.8(i) shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the Executive’s death. It is intended that this Agreement shall comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

(ii)Notwithstanding any other provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of  Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment,” “termination of the Executive’s employment,” “date of termination” or like terms shall mean the Executive’s “separation from service.”

(iii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(iv) For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(v) To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter (including reimbursements under Section 4.3 and Section 4.4 hereunder) provides for a “deferral of compensation” within the meaning of Section 409A of the Code, such amounts shall be reimbursed strictly in accordance with Section 409A of the Code and Treasury Regulation 1.409A-3(i)(1)(iv), including the following requirements: (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.

(vi) By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (A) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (B) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (C) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with Section 409A of the Code; provided, however, that this Section 5.8 shall not create any obligation on the part of the Company to adopt any such amendment or take any such other action.

6.	Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure.

6.1Business Considerations. All confidential or proprietary information, including but not limited to, any programs, plans or designs whether in hard copy or electronic format developed by, at the direction of, or with the assistance and/or collaboration of Employee during his tenure at the Company, contract terms, financial information, operating data, staffing patterns, wage levels, quality assurance audit materials and techniques, customer lists, supplier lists, pricing policies, marketing plans, business plans or models, marketing or lobbying information and all other information (the “Confidential & Proprietary Information”), and all other tangible or intangible items or ideas making up the Confidential & Proprietary Information owned or developed by or related to the Company, and the goodwill associated with them, which (i) is or was obtained or created by Executive in whole or in part as a result of his employment with the Company, and (ii) is not generally available to the public, shall remain the sole and exclusive property of the Company.

6.2 Non-Competition, Non-Solicitation. The Executive hereby covenants and agrees that during the Term of the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; provided, that the Executive may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that the Executive has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 6.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent Executive’s agreement to the foregoing.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 6.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 6.1 relating to the time period and/or the area of restriction, if any, and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court. The portion of the payments set forth in Section 5.4 or 5.5, as applicable, that is allocable to the value of the non-compete provisions set forth in this Section 6.1 shall be determined consistent with Section 1.280G-1 Q/A 9, and 40-44 of the Treasury Regulations.

[The Executive and the Company agree that nothing contained in this Section 6.2 is intended to restrict the Executive’s right to practice law in violation of Rule 5.6 (Restrictions on the Rights to Practice) of the Tennessee Rules of Professional Conduct.]

6.3 Confidentiality and Non-Disclosure. In consideration of the rights granted to the Executive hereunder, the Executive hereby agrees that during the term of this Agreement and thereafter to hold in confidence the Company's Confidential and Proprietary Information, whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Confidential and Proprietary Information in any form would irreparably harm the Company.  Notwithstanding the foregoing, Paragraph 6.3 does not limit rights of the Executive to file a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information.

6.4 Equitable Relief.  The Executive agrees that it would be impossible to adequately compensate the Company and its subsidiaries for the damage suffered by the Company or its subsidiaries as a result of Executive’s breach of any of the covenants and obligations set forth in this Section 6.  Accordingly, the Executive agrees that if the Executive breaches any such covenants and obligations, the Company or its subsidiaries may, in addition to any other right or remedy available, obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  The Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and the Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

7.

Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Charter or Bylaws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive’s being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of the Executive’s breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 7 shall specifically survive the expiration or earlier termination of this Agreement.

8.

Payment of Financial Obligations.  The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated among the REIT, the Employer and any subsidiary or affiliate thereof in such manner as such entities determine in order to reflect the services provided by the Executive to such entities.

9.

Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

i)If to the Executive, to the Executive’s then current address on the Company’s books and records.

ii)If to the Company, the REIT or the Employer, to:

CoreCivic

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Attention: General Counsel

Facsimile: (615) 263-3020

10.

Clawback.  The Executive agrees that compensation paid or payable to the Executive pursuant to this Agreement shall, to the extent applicable, be subject to (i) the provisions of  any claw-back policy adopted by the Company from time to time, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and (ii) any other claw-back requirements under applicable law.

11.	Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.
12.

Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by the Executive are unique and personal, and the Executive may not assign any of the Executive’s rights or delegate any of the Executive’s duties or obligations under this Agreement.

13.

Entire Agreement. This instrument contains the entire agreement of the parties and supersedes in full and in all respects any prior oral or written agreement between the parties with respect to Executive’s employment with the Company. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and in accordance with Section 409A of the Code.

14.	Controlling Law. This Agreement shall be governed and interpreted under the laws of the State of Tennessee.
15.	Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
16.

Enforcement. If the Executive is the prevailing party in any dispute among the parties hereto regarding the enforcement of one or more of the provisions of this Agreement, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and other expenses incurred by the Executive in connection with such dispute.

17.

Acknowledgement.  The Executive acknowledges (a) that the Executive has consulted with or has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

18.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE:

By:

Name:

REIT:

CORECIVIC, INC.

By:

Name:

Title:

 EMPLOYER:

CORECIVIC OF TENNESSEE, LLC

By:

Name:

Title:

EXHIBIT A

General Release

WAIVER AND RELEASE OF CLAIMS

1.

General Release. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of ____________, 20__, to which CoreCivic, Inc. (the “REIT”), CoreCivic of Tennessee, LLC (“Employer” and, together with the REIT, the “Company”) and _______________________ (the “Executive”) are parties (the “Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its parents, subsidiaries and affiliates (collectively, the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any penalties, taxes or interest assessed under Section 409A of the Code and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”).

2.Scope and Limitations of Waiver and Release of Claims.  Nothing in this Waiver and Release of Claims is intended to waive:

(a) claims for unemployment or workers’ compensation benefits,

(b) rights of the Executive under this Waiver and Release of Claims and to severance payments and benefits under Section 5 of the Agreement;

(c) rights of the Executive relating to equity awards held by the Executive as of the Executive’s date of termination;

(d) the right of the Executive to receive benefits required to be paid in accordance with applicable law;

(e) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or charter of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(f) claims (i) for accrued or vested benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable policy of the Company Affiliated Group;

(g claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group;

(h)rights of the Executive to challenge the validity of this Agreement under the ADEA or the OWBPA; or

(i) rights of the Executive to file a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, although by signing this Agreement Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

3.

No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

4.

Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

5.

Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive under applicable law.

6.

Acknowledgement  Executive acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Executive has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Executive has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Released

Parties; and (v) Executive has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Company Released Parties.7. Voluntariness. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive also acknowledges and agrees that the Executive has been informed of the Executive’s right to consult with legal counsel prior to executing this Waiver and Release of Claims and has been encouraged to do so.

8.

Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims with the exception of any stock based compensation agreement and/or any prior agreements Employee entered into with the Company regarding confidentiality, trade secrets, or unfair competition. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

9.

Confidentiality.  Subject to the terms of Paragraph 2, the nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Executive at any time to any person other than Executive’s lawyer or accountant, a governmental agency, or Executive’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

10.

Cooperation. Subject to the terms of Paragraph 2, Executive agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Executive.  Without limiting the foregoing, Executive agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.

11.

Acceptance and Revocability. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that the Executive has been given a period of [21 days] [45 days][1] within which to consider this Waiver and Release of Claims before executing it. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to [______] at the Employer. The Executive further acknowledges that the Executive has been given at least seven (7) days following the execution of this Waiver and Release of Claims to revoke this Waiver and Release of Claims and that this Waiver and Release of Claims shall not become effective or enforceable until the expiration of such revocation period. The Executive may revoke the Executive’s acceptance of this Waiver and Release of Claims at any time within that seven calendar day

[1]	Applicable release consideration period to be inserted at the time of termination.

period by sending written notice to [______] at the Employer. Such notice must be received by the Employer within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

12. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof.

Executive:

                                                                 _____

Date:

Exhibit 10.28

Schedule A

Name	Position	Salary
Damon T. Hininger	President and Chief Executive Officer	$912,660
David M. Garfinkle	Executive Vice President and Chief Financial Officer	$429,570
Patrick Swindle	Executive Vice President and Chief Corrections Officer	$398,394
Anthony L. Grande	Executive Vice President and Chief Development Officer	$436,814
Scott D. Irwin	Executive Vice President, General Counsel and Secretary	$334,750
Lucibeth N. Mayberry	Executive Vice President, Real Estate	$398,394
Kim M. White	Executive Vice President, Human Resources	$338,195